Exhibit 99.1

CleanTech Acquisition Corp. Announces Pricing of $150 Million Initial Public Offering

NEW YORK, July 14, 2021 (GLOBE NEWSWIRE) -- CleanTech Acquisition Corp. (the "Company") announced today that it priced its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market ("Nasdaq") and trade under the ticker symbol "CLAQU" beginning on July 15, 2021. Each unit consists of one share of common stock, par value $0.0001, one right and one-half of one redeemable warrant. Each right entitles the holder thereof to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per whole share. Once the securities comprising the units begin separate trading, the shares of common stock, rights and warrants are expected to trade on Nasdaq under the symbols "CLAQ," "CLAQR" and "CLAQW," respectively.

Chardan is acting as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on July 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

About CleanTech Acquisition Corp.

CleanTech Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While CleanTech Acquisition Corp. may pursue an initial business combination in any region or sector, CleanTech Acquisition Corp. will seek to identify, through its management team’s experience and expertise, a business that aims to contribute towards the mission of shifting the world away from carbon dependency and facilitating a greener future.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Eli Spiro
Chief Executive Officer, CleanTech Acquisition Corp.
(917) 699-5990